As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

MERCK & CO., INC.

(Exact Name of Registrant As Specified in Its Charter)

ONE MERCK DRIVE

P.O. BOX 100

WHITEHOUSE STATION, NEW JERSEY 08889-0100

(Address of Principal Executive Offices)

NEW JERSEY	22-1918501
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

MSD DEFERRAL PROGRAM, INCLUDING THE BASE SALARY DEFERRAL PLAN

CELIA A. COLBERT

Senior Vice President, Secretary & Assistant General Counsel

MERCK & CO., INC.

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(Name and address of agent for service)

(908) 423-1000

(Telephone number, including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$212,750,000	100%	$212,750,000	$11,872

1	The Deferred Compensation Obligations are unsecured obligations of Merck & Co., Inc. to pay deferred compensation in accordance with the terms of the Merck Sharp & Dohme Corp. Deferral Program, Including the Base Salary Deferral Program (the “Plan”) of Merck Sharp & Dohme Corp., a wholly-owned subsidiary of Merck & Co., Inc.
2	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
3	Estimated solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by Merck & Co., Inc., formerly Schering-Plough Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009, and September 30, 2009;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 20, 2009, February 3, 2009, March 9, 2009, March 11, 2009, April 21, 2009, July 21, 2009, July 24, 2009, September 3, 2009, October 22, 2009, and November 4, 2009;

(d)	The information contained in the Registrant’s Proxy Statement dated April 24, 2009 for its Annual Meeting of Shareholders held on May 18, 2009; and

(e)	The description of the Registrant’s common shares, par value $0.50 per share, contained in Item 8.01 of the Registrant’s Current Report on Form 8-K dated November 4, 2009, and any amendment or report filed for the purpose of updating such description.

The following documents, as filed by Merck Sharp & Dohme Corp., formerly Merck & Co., Inc., (IRS Employer Identification Number 22-1109110) (“Old Merck”) with the SEC, are incorporated by reference in this Registration Statement:

(a)	Old Merck’s Current Report on Form 8-K filed by Old Merck on May 20, 2009;

(b)	Old Merck’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, excluding Items 6, 7, 8 and the Notes to the Consolidated Financial Statements which are all superseded by information included in the Form 8-K filed by Old Merck on May 20, 2009;

(c)	Old Merck’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2009, June 30, 2009, and September 30, 2009;

(d)	Old Merck’s Current Reports on Form 8-K filed on February 11, 2009, February 24, 2009 (as amended on May 4, 2009), March 2, 2009, March 9, 2009, March 10, 2009, May 12, 2009, May 20, 2009, June 22, 2009, June 25, 2009, July 1, 2009, July 31, 2009, September 21, 2009 and October 22, 2009; and

(e)	The information contained in Old Merck’s Proxy Statement dated March 13, 2009 for its annual meeting of shareholders held on April 28, 2009.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently fled document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

The obligations of the Company registered hereunder (the “Obligations”) are unsecured general obligations of the Company to pay the value of deferred compensation accounts in accordance with the terms and conditions of the Plan. The following discussion of the Plan is not a complete description of the Plan and is qualified in its entirety by the full text of the Plan. The filing of this Registration Statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities as defined by any applicable federal, state or local law, or that registration of the Obligations is required under any such law.

The Plan is a nonqualified deferred compensation plan for eligible members of management (the “Participants”) of the Company and its subsidiaries and affiliates who are based in the United States and employed by Merck Sharp & Dohme Corp. or its subsidiaries. Under the Plan, the Company will provide all Participants with the opportunity to defer income earned under various incentive plans of the Company or its subsidiaries. and certain Participants with the opportunity to defer base salary.

The Compensation and Benefits Committee of the Board of Directors of the Company is the administrator of the Plan. Unless delegated to another party, the administrator of the Plan is responsible for determining and periodically reviewing the investment alternatives available under the Plan.

Amounts deferred pursuant to the Plan are credited to a deferred compensation account maintained on behalf of each Participant. A Participant may initially allocate the amounts credited to his or her deferral account among various investment alternatives including the Company’s common stock and numerous mutual funds (as determined by the administrator). The Obligations are adjusted to reflect the performance, whether positive or negative, of the selected investment alternatives during the deferral period, in accordance with the terms of the Plan. Participants bear the risk that the value of the Company’s common stock, as well as that of all other investment alternatives available under the Plan, will decrease during the deferral period. The Obligations are general unsecured and unsubordinated obligations of the Company from time to time outstanding.

Based on the amount of money allocated to each investment alternative, Participants are credited with the number of full and partial shares of Company stock or other fund that the deferred amount allocated to each alternative would purchase based on the closing price of Company stock or the closing net asset value of the mutual fund, respectively, on the date that the money would otherwise have been paid as base salary or incentive compensation. Company shares and mutual fund shares are not purchased or earmarked for a Participant’s account. A Participant’s right to the Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. There is no trading market for the Obligations.

Subject to the terms of the Plan and restrictions of Section 409A of the Internal Revenue Code of 1986, as amended, participants may designate amounts credited to their deferred compensation accounts among the available investment options in 1% increments. Generally any redesginations may only be made into or out of Company stock during any window period established by the Company from time to time, and redesgination out of Company stock is restricted to amounts held in Company stock for longer than six months.

As a general rule, at the time of the election to defer compensation, each Participant elects (i) the time at which distribution of his or her account balance will occur and (ii) whether such distribution will be in the form of a lump sum payment or any number of annual installments up to a maximum of 15. Distributions of amounts allocated to mutual funds and partial shares of Company stock will be made in cash and distribution of amounts allocated to full shares of Company stock will generally be made in shares of Company stock.

The Obligations are not convertible into securities of the Company, except that Obligations denominated as full shares of Company stock are payable as shares of Company common stock upon distribution, which shares are purchased on the New York Stock Exchange. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

The Company has reserved the right to amend the Plan at any time, except that no such amendment shall adversely affect the right of each Participant to the amounts credited to his or her deferred compensation account as of the date of the amendment.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the Deferred Compensation Obligations and interests in the plan will be passed upon for the Company by Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel of the Company. Ms. Colbert is eligible to; and does, participate in the Plan.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved in a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

The Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of the Company shall not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

The By-Laws of the Company provide that a former, present or future director, officer or employee of the Company or the legal representative of any such director, officer or employee shall be indemnified by the Company:

(a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful in the defense on the merits or otherwise of any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding or in defense of any claim, issue or matter therein, brought by reason of such person’s being or having been such director, officer or employee, and

(b) with respect to the defense of any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and in connection with any criminal proceedings such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a Committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred by the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable to the Company except as and to the extent determined by such court.

The Company enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Company agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the Business Corporation Act of the State of New Jersey, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Company agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending or completed claim, action, suit or proceeding by reason of the fact that they were, are, shall be or shall have been a director or officer of the Company, or are or were serving, shall serve or shall have served, at the request of the Company, as director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

ITEM 8.	EXHIBITS.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Exhibit

5.1*	Opinion of Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel of Registrant.

15.1*	Awareness Letter of Deloitte & Touche LLP independent registered public accounting firm for Schering-Plough Corporation.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Schering-Plough Corporation.

23.2*	Consent of Deloitte & Touche LLP, independent auditors for the Merck/Schering-Plough Cholesterol Partnership.

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

24.1*	Certified Resolution of Board of Directors.

24.2*	Powers of Attorney (granted by officers Clark, Kellogg, and Canan and directors Brun, Cech, Clark, Jacobson, Kelley, Kidder, Represas, Russo, Shenk, Thier, Thompson and Wendell).

24.3*	Powers of Attorney (granted by directors Glocer, Goldstone, Harrison, Lazarus, Tatlock and Weeks).

99.1	Merck Sharp & Dohme Corp. Deferral Program, including the Base Salary Deferral Program (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K dated November 4, 2009).

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (1)(i) and (1)(ii) of his section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitehouse Station, State of New Jersey on the 3rd day of November, 2009.

MERCK & CO., INC.

By:	*
Richard T. Clark
Chairman, President and Chief Executive Officer

By:	/S/ CELIA A. COLBERT
Celia A. Colbert
Senior Vice President, Secretary and Assistant General Counsel
(Attorney-in-Fact)

*	Celia A. Colbert, by signing her name hereto, does hereby sign this document pursuant to powers of attorney duly executed by the person named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such person on the date stated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard T. Clark	Chief Executive Officer and President; Principle Executive Officer; Director	November 3, 2009

* Peter N. Kellogg	Executive Vice President and Chief Financial Officer	November 3, 2009

* John Canan	Senior Vice President and Controller	November 3, 2009

* Leslie A. Brun	Director	November 3, 2009

* Thomas R. Cech, Ph.D.	Director	November 3, 2009

* Thomas H. Glocer	Director	November 3, 2009

* Steven F. Goldstone	Director	November 3, 2009

* William B. Harrison, Jr.	Director	November 3, 2009

* Harry R. Jacobson, M.D.	Director	November 3, 2009

* William N. Kelley, M.D.	Director	November 3, 2009

* C. Robert Kidder	Director	November 3, 2009

* Rochelle B. Lazarus	Director	November 3, 2009

* Carlos E. Represas	Director	November 3, 2009

* Patricia F. Russo	Director	November 3, 2009

* Thomas E. Shenk, Ph.D.	Director	November 3, 2009

* Anne M. Tatlock	Director	November 3, 2009

* Samuel O. Thier, M.D.	Director	November 3, 2009

* Craig B. Thompson, M.D.	Director	November 3, 2009

* Wendell P. Weeks	Director	November 3, 2009

* Peter C. Wendell	Director	November 3, 2009

*	Celia A. Colbert, by signing her name hereto, does hereby sign this document pursuant to powers of attorney duly executed by the person named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such person on the date stated.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Whitehouse Station, State of New Jersey on the 3rd day of November, 2009.

MSD DEFERRAL PROGRAM, INCLUDING THE BASE SALARY DEFERRAL PLAN

By:	/S/ MARK E. MCDONOUGH
Mark E. McDonough
Vice President and Treasurer, Member of the Management Pension and Benefit Committee

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1*	Opinion of Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel of Registrant.

15.1*	Awareness Letter of Deloitte & Touche LLP, independent registered public accounting firm for Schering-Plough Corporation.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Schering-Plough Corporation.

23.2*	Consent of Deloitte & Touche LLP, independent auditors for the Merck/Schering-Plough Cholesterol Partnership.

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

24.1*	Certified Resolution of Board of Directors.

24.2*	Powers of Attorney (granted by officers Clark, Kellogg, and Canan and directors Brun, Cech, Clark, Jacobson, Kelley, Kidder, Represas, Russo, Shenk, Thier, Thompson and Wendell).

24.3*	Powers of Attorney (granted by directors Glocer, Goldstone, Harrison, Lazarus, Tatlock and Weeks).

99.1	Merck Sharp & Dohme Corp. Deferral Program, including the Base Salary Deferral Program (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K dated November 4, 2009).

*	filed herewith

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